UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 14, 2012

J.B. POINDEXTER & CO., INC.

(Exact name of registrant as specified in its charter)

Delaware	033-75154	76-0312814
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

600 Travis, Suite 200, Houston, Texas 77002

(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code:  (713) 655-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On March 15, 2012, the Company entered into a Credit Agreement (the “Credit Agreement”) between the Company and Wells Fargo Bank, National Association, with all of the Company’s existing subsidiaries (other than international subsidiaries) as guarantors of the Company’s obligations, providing the Company with a four-year revolving credit facility.

The description set forth above in this Item 1.01 is qualified in its entirety by the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and the contents thereof are incorporated herein by reference.

Item 1.02. Termination of Material Definitive Agreement.

On March 14, 2012, the Company fully discharged all of its obligations to its lenders under that certain Loan and Security Agreement, dated as of March 15, 2004, among the Company, certain subsidiaries thereof, Bank of America, N.A., as administrative agent (as successor in such capacity to LaSalle Bank National Association), and the lenders party thereto (the “Former Loan Agreement”).  The total amount repaid by the Company in satisfaction of its obligations was $141,866.61, representing fees and expenses.  A copy of the Former Loan Agreement, which has been terminated, was attached as Exhibit 10.1 to the Company’s Form S-4 with the Securities and Exchange Commission on March 25, 2005.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03. Capitalized terms used in this Item 2.03 and not defined shall have the meanings ascribed them in the Credit Agreement.  The Credit Agreement provides for available borrowings of up to $25 million in revolving loans and has an accordion feature which will allow the Company to increase borrowing capacity to $50 million, subject to receipt of lender commitments. Borrowings under the Credit Agreement are secured by the accounts receivable and inventory of the Company’s existing domestic subsidiaries. The Credit Agreement also includes a sub-facility for up to $15 million of letters of credit. Unless earlier payment is required under the Credit Agreement, advances under the Credit Agreement must be paid on or before December 13, 2013, which is extendable up to March 2016 (assuming the Company’s Existing Senior Notes are no longer outstanding).

Availability of borrowings by the Company under the Credit Agreement are subject to a borrowing base consisting of the sum of (i) up to 80% of eligible accounts receivable and (ii) the lesser of (1) up to 60% of lower of cost or market value of eligible inventory and (2) 40% of lender commitments (initial commitments equal $25 million).

Amounts outstanding under the Credit Agreement bear interest, at the Company’s option, at a rate determined by reference to the base rate (the greater of the Federal Funds Rate plus 0.5% or Wells Fargo’s prime rate) or the LIBOR rate plus 1.75%. During the existence of an event of default, loans bear interest at a rate up to 5% above the rate otherwise applicable thereto. In addition to paying interest on outstanding principal, the Company is required to pay a commitment fee of 0.25% per annum of the unused commitment for the preceding quarter.

The Credit Agreement includes certain affirmative and negative covenants that place various restrictions on the Company, including without limitation, on the Company’s ability to:

• incur additional debt;

• create or permit to exist any liens;

• make investments or loans;

• pay dividends or make distributions or other restricted payments;

• prepay certain indebtedness;

• merge with other entities or make acquisitions or dissolve;

• sell assets;

• make capital expenditures;

• change or amend the terms of subordinated debt;

• enter into leases;

• enter into sale/leaseback transactions; and

• enter into transactions with affiliates.

The Company is also subject to certain covenants restricting the nature of the Company’s business. The Company is subject to a financial covenant requiring the Company to maintain a minimum 1.25 to 1.0 fixed charge coverage ratio and a minimum net worth (initially, of at least $25 million).

The Credit Agreement contains events of default, including, without limitation (subject to specified cure periods and materiality thresholds):

• failure to make payments when due;

• defaults under the loan agreement and other loan documents;

• noncompliance with covenants;

• breaches of representations and warranties;

• events of insolvency, bankruptcy, or similar events and dissolution;

• undischarged or unsatisfied judgments in excess of specific amounts;

• acceleration of other material indebtedness;

• invalidity of liens on assets; or

• a change in control.

If any such default occurs and is continuing, the lenders under the Credit Agreement are entitled to take various actions, including termination of the commitments, typical actions permitted to be taken by secured creditors, and the acceleration of amounts due under the Credit Agreement.

Item 9.01.                                          FINANCIAL STATEMENTS AND EXHIBITS

(d)                                 Exhibits

The following exhibit is included with this report:

10.1	Credit Agreement dated as of March 15, 2012, between the Company and Wells Fargo Bank, National Association

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

J.B. POINDEXTER & CO., INC.

Date: March 19, 2012	By:	/s/ Michael J. O’Connor
Michael J. O’Connor
Chief Financial Officer